UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Etra, Steven

   58-30 57th Street
   Maspeth, NY  11378
2. Date of Event Requiring Statement (Month/Day/Year)
   February 10, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol b2bstores.com Inc.
   BIBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Shareholder
6. If Amendment, Date of Original (Month/Day/Year)
   February 9, 2000*
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |158,667               |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                               |10,667                |I               |(1)                                            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                               |224,400               |I               |(2)                                            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Amendment filed to reflect revised beneficial ownership of shares of common stock due to abandonment of proposed reverse stock-split recapitalization.
(1) 10,667 shares owned by SRK Associates, LLC, a company of which Mr. Etra is a member.
(2) Mr. Etra is a minority stockholder of Enviro-Clean of America, Inc., which owns 2,000,000 shares of b2bstores.com Inc. common stock. He owns
11.22% of Enviro-Cleana of America, Inc.'s outstanding common stock.
SIGNATURE OF REPORTING PERSON
  /s/   Steven Etra
DATE
February 25, 2000